Exhibit 99.1

Zebra Technologies Corporation
333 Corporate Woods Parkway
Vernon Hills, Illinois 60061.3109 U.S.A.
Telephone +1.847.634.6700
Facsimile +1.847.913.8766
www.zebra.com

FOR IMMEDIATE RELEASE

Zebra Technologies Announces Strong Growth To Record Sales and Earnings
For the 2003 Fourth Quarter and Full Year

Vernon Hills, IL, February 11, 2004- Zebra Technologies Corporation (Nasdaq: ZBRA) today announced acceleration in sales and earnings growth to record levels for the fourth quarter and full year that ended December 31, 2003. In addition, the company announced a robust outlook in its financial forecast for the first quarter of 2004.

For the fourth quarter of 2003, net income increased 20.0% to a record $24,395,000, or $0.51 per diluted share, from $20,328,000, or $0.43 per diluted share, for the same period a year ago. This performance was achieved on a 16.5% increase in net sales to $147,200,000 from $126,324,000 for the same period in 2002. Per-share figures have been adjusted for a three-for-two stock split paid on August 21, 2003, in the form of a 50% stock dividend.

“Sales growth greatly exceeded our expectation and is the tangible result of our growth strategy,” stated Edward Kaplan, Zebra’s chairman and chief executive officer. “Growth spanned nearly all product lines, channels, and geographies. We were very encouraged by the continuing positive business trend in North America, our largest sales region. International growth, notably in Asia Pacific, benefited from our ongoing global expansion program. We saw particularly strong deployments of mobile printing systems, as companies adopt productivity-enhancing wireless technologies in a wide range of applications.”

Mr. Kaplan added, “Zebra is well positioned to extend its leadership in bar code labeling solutions and use an expanded technology portfolio to take advantage of substantial specialty digital imaging opportunities. The November 2003 acquisition of Atlantek enhanced the high-growth profile of our card printer division and helped us enter the emerging area of digital photo printing. Commercial shipments recently began of Zebra’s UHF printer/encoders for the adoption of radio frequency identification. These initiatives are supplementing our greater focus on delivering targeted solutions for high-growth vertical markets, continued global expansion, and further deployments of mobile and wireless applications. All of these activities give us great optimism for further growth and development of stockholder value creation.”

For 2003, net income advanced 28.1% to a record $91,696,000, or $1.92 per diluted share, from $71,595,000, or $1.53 per diluted share, for 2002. Net sales for 2003 were $536,397,000, up 12.8% and exceeding $500,000,000 for the first time in the company’s history. For 2002, net sales totaled $475,611,000.

At December 31, 2003, Zebra had $449,964,000 in cash, investments and marketable securities, and no long-term debt. At year-end, inventories totaled $42,781,000 and accounts receivable were $81,867,000.

Discussion and Analysis

Sales increases in all product categories and geographic regions contributed to the sales growth for the fourth quarter of 2003. Geographically, growth in international sales contributed the largest portion of the quarterly sales increase, with favorable foreign exchange rates aiding sales growth to the company’s European region. Higher unit volumes were supplemented by higher average unit prices. Gross profit margin of 50.5% increased 1.0 percentage point from the fourth quarter of 2002, from higher capacity utilization related to the higher sales volume and favorable foreign exchange rates. Operating expenses grew 23.4%, with increases related to payroll and benefits from higher headcount to support increased sales and marketing activities and product development activities, including those related to RFID products. During the quarter, the company recorded charges of $692,000 for in-process technology related to the acquisition of Atlantek, Inc., in November 2003, and $1,232,000 for exit costs related the closing of the company’s engineering facility in Varades, France. Quarterly operating income growth of 13.4% exceeded sales growth. Operating profit margin, including the exit costs and acquired in-process technology, was 21.9% versus 22.5% for the fourth quarter of 2002.

Fourth quarter financial results include the following items that affected non-operating income and income taxes.

•                  During the fourth quarter, Zebra settled its long-standing dispute with the Illinois Department of Revenue. As part of this settlement, the company reported $422,000 in interest earned on a deposit with the State of Illinois that was returned to the company as part of the tax settlement.

•                  Income tax expense decreased by $1,342,000, because reserves for this tax dispute exceeded the amount of the settlement. The effective income tax rate for the fourth quarter of 2003 was 31.2%, compared with 35.0% for the fourth quarter of 2002.

First Quarter Outlook

Zebra also announced continued positive sales momentum in its financial forecast for the first quarter of 2004. Net sales are expected within a range of $145,000,000 and $150,000,000, or up 16% to 20%, with earnings between $0.47 and $0.53 per diluted share. This estimate includes $824,000 in expenses related to the planned consolidation of manufacturing and service operations to take advantage of economies of scale and improve operational efficiency.

Forward-looking Statement

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s financial forecast for the first quarter of 2004 stated in the paragraph directly above. These statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in general industry and market conditions, of general domestic and international economic conditions, and other factors. Specifically, these factors include market acceptance of the company’s products and product lines and competitors’ product offerings, as well as the speed of adoption of the company’s printing technologies and competing technologies. When used in this release and documents referenced, the words “anticipate,” “believe,” “estimate,” and “expect” and similar expressions, as they relate to the company or its management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission. In particular, readers are referred to Zebra’s Form 10-K for the year ended December 31, 2002.

Zebra Technologies Corporation delivers innovative and reliable on-demand printing solutions for business improvement and security applications in 90 countries around the world. More than 90 percent of Fortune 500 companies use Zebra-brand printers. A broad range of applications benefit from Zebra-brand thermal bar code, “smart” label, receipt, and card printers, resulting in enhanced security, increased productivity, improved quality, lower costs, and better customer service. The company has sold more than three million printers, including RFID printer/encoders and wireless mobile solutions, and also offers software, connectivity solutions, and printing supplies. Information about Zebra Technologies can be found at www.zebra.com.

Investors are invited to listen to a live Internet broadcast of Zebra’s conference call discussing the company’s financial results for the fourth quarter of 2003. The conference call will be held at 11:00 Eastern Time today. To listen to the call, visit the company’s Web site at www.zebra.com.

For Information, Contact:
Charles R. Whitchurch
Chief Financial Officer
Phone: 847.634.6700
Fax: 847.821.2545

ZEBRA TECHNOLOGIES CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$14,266	$18,418
Investments and marketable securities	435,698	330,159
Accounts receivable, net	81,867	71,299
Inventories	42,781	38,066
Deferred income taxes	4,507	4,107
Prepaid expenses	4,415	2,531
Total current assets	583,534	464,580

Property and equipment at cost, less accumulated depreciation and amortization	39,286	39,462
Long-term deferred income taxes	—	1,722
Excess of cost over fair value of net assets acquired	61,150	54,455
Other intangibles	9,031	3,556
Other assets	8,610	9,313
Total assets	$701,611	$573,088

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$16,238	$15,447
Accrued liabilities	26,938	17,936
Current portion of obligation under capital lease with related party	153	145
Income taxes payable	2,273	3,376
Total current liabilities	45,602	36,904

Obligation under capital lease with related party, less current portion	452	605
Long-term deferred income taxes	723	—
Deferred rent	518	416
Other long-term liabilities	2,401	1,008
Total liabilities	49,696	38,933

Stockholders’ equity:
Preferred stock, $.01 par value	—	—
Class A Common Stock, $.01 par value	474	415
Class B Common Stock, $.01 par value	—	58
Additional paid-in capital	62,166	56,320
Treasury stock, at cost	—	(16,760)
Retained earnings	585,846	494,150
Accumulated other comprehensive income (loss)	3,429	(28)
Total stockholders’ equity	651,915	534,155
Total liabilities and stockholders’ equity	$701,611	$573,088

ZEBRA TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)

	Three Months Ended		Year Ended
	Dec. 31, 2003	Dec 31, 2002	Dec. 31, 2003	Dec. 31, 2002
Net sales	$147,200	$126,324	$536,397	$475,611
Cost of sales	72,803	63,760	263,320	244,864
Gross profit	74,397	62,564	273,077	230,747
Operating expenses:
Selling and marketing	19,506	16,353	66,635	56,176
Research and development	8,722	6,673	31,759	29,210
General and administrative	11,456	10,734	41,892	38,689
Amortization of intangible assets	527	387	1,640	1,494
Acquired in-process technology	692	—	692	—
Exit costs	1,232	—	1,232	—
Costs related to terminated acquisition	—	—	—	3,300
Merger costs	9	—	9	73
Total operating expenses	42,144	34,147	143,859	128,942

Operating income	32,253	28,417	129,218	101,805

Other income (expense):
Investment income (expense)	4,079	2,422	8,553	10,004
Interest expense	(38)	(118)	(154)	(319)
Foreign exchange gain (loss)	(304)	673	(552)	347
Other, net	(524)	(121)	(1,073)	(954)
Total other income (expense)	3,213	2,856	6,774	9,078

Income before income taxes	35,466	31,273	135,992	110,883
Income taxes	11,071	10,945	44,296	39,288
Net income	$24,395	$20,328	$91,696	$71,595

Basic earnings per share	$0.52	$0.44	$1.95	$1.54
Diluted earnings per share	$0.51	$0.43	$1.92	$1.53

Basic weighted average shares outstanding	47,326	46,670	47,098	46,452
Diluted weighted average and equivalent shares outstanding	47,995	47,102	47,663	46,870

Note: Share and per-share figures were adjusted for a three-for-two stock split paid in the form of a 50% stock dividend on August 21, 2003.

ZEBRA TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Twelve Months Ended
	Dec. 31, 2003	Dec. 31, 2002
Cash flows from operating activities:
Net income	$91,696	$71,595
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	11,580	12,259
Tax benefit from exercise of options	4,987	3,082
Acquired in-process technology	692	—
Appreciation in market value of investments and marketable securities	—	1,360
Write-down of long-term investments	—	193
Deferred income taxes	(697)	(616)
Changes in assets and liabilities, net of business acquired:
Accounts receivable, net	(5,141)	(1,629)
Inventories	(1,659)	2,922
Other assets	2,466	3,969
Accounts payable	(3,156)	(939)
Accrued liabilities	6,909	2,607
Income taxes payable	(962)	(896)
Other operating activities	(2,196)	1,241
Investments and marketable securities	—	(108,498)
Net cash provided by (used in) operating activities	104,519	(13,350)

Cash flows from investing activities:
Purchases of property and equipment	(8,407)	(8,481)
Acquisition of Atlantek, Inc.	(13,680)	—
Purchases of investments and marketable securities	(1,057,241)	—
Sales of investments and marketable securities	951,702	—
Net cash used in investing activities	(127,626)	(8,481)

Cash flows from financing activities:
Proceeds from exercise of stock options	17,620	13,106
Payments for obligation under capital lease, with related party	(200)	(117)
Net cash provided by financing activities	17,420	12,989

Effect of exchange rate changes on cash	1,535	932

Net increase (decrease) in cash and cash equivalents	(4,152)	(7,910)
Cash and cash equivalents at beginning of period	18,418	26,328
Cash and cash equivalents at end of period	$14,266	$18,418

Supplemental disclosures of cash flow information:
Interest paid	$154	$319
Income taxes paid	38,779	33,840

Supplemental disclosures of non-cash transactions:
Conversion of Class B Common Stock to Class A Common Stock	58	25

ZEBRA TECHNOLOGIES CORPORATION
SUPPLEMENTAL SALES INFORMATION
(Amounts in thousands)
(Unaudited)

Sales by Product Category

	Three Months Ended
	Dec. 31, 2003	Dec. 31 2002	Percent Change	Percent of Total Sales
Hardware	$113,263	$96,031	17.9	76.9
Supplies	26,738	23,945	11.7	18.2
Service and software	6,165	5,451	13.1	4.2
Shipping and handling	1,184	897	32.0	0.8
Revenue from hedging activities	(150)	—	—	(0.1)
Total sales	$147,200	$126,324	16.5	100.0

Sales by Product Category

	Twelve Months Ended
	Dec. 31, 2003	Dec. 31, 2002	Percent Change	Percent of Total Sales
Hardware	$409,144	$360,185	13.6	76.3
Supplies	98,519	87,981	12.0	18.4
Service and software	24,355	23,301	4.5	4.5
Shipping and handling	4,113	4,144	(0.7)	0.8
Revenue from hedging activities	266	—	—	—
Total sales	$536,397	$475,611	12.8	100.0

Sales by Geographic Region

	Three Months Ended
	Dec. 31, 2003	Dec. 31, 2002	Percent Change	Percent of Total Sales
Europe	$47,893	$39,595	21.0	32.5
Latin America	7,978	7,291	9.4	5.4
Asia-Pacific	14,215	10,267	38.5	9.7
Total international	70,086	57,153	22.6	47.6
North America	77,114	69,171	11.5	52.4
Total sales	$147,200	$126,324	16.5	100.0

Sales by Geographic Region

	Twelve Months Ended
	Dec. 31, 2003	Dec. 31, 2002	Percent Change	Percent of Total Sales
Europe	$170,544	$142,273	19.9	31.8
Latin America	29,406	28,097	4.7	5.5
Asia-Pacific	43,904	34,953	25.6	8.2
Total international	243,854	205,323	18.8	45.5
North America	292,543	270,288	8.2	54.5
Total sales	$536,397	$475,611	12.8	100.0